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                                EXHIBIT 11.2


               NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES

               CALCULATION OF FULLY DILUTED EARNINGS PER SHARE
              (Amounts in thousands, except per share amounts)


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                                                            Three Months Ended
                                                                March 31,
                                                         __________________________
                                                           1995             1994
                                                         _________        _________
NET LOSS                                                 $ (8,508)        $(13,382)
Add back senior debenture interest                            300              241
Add back junior debenture interest                            380              570
                                                         ________         ________
NET LOSS FOR FULLY DILUTED COMPUTATION                   $ (7,828)        $(12,571)
                                                         ========         ========
COMMON STOCK:
Shares outstanding from beginning of period                29,578           29,405
   Stock options exercised                                     --               76
   Shares purchased for treasury, from date of purchase        --               --
   Assumed exercise of stock options, using treasury
     stock method                                              54              180
   Assumed conversion of senior subordinated debentures,
     from the latter of the beginning of the period or
     the date of issue                                      5,000            5,000
   Assumed conversion of junior subordinated debentures,
     from the latter of the beginning of the period or
     the date of issue                                      2,300            2,300
                                                         ________         ________
   Weighted average number of shares outstanding           36,932           36,961
                                                         ========         ========
FULLY DILUTED LOSS PER SHARE FROM CONTINUING OPERATIONS  $   (.29)        $   (.38)
                                                         ========         ========
FULLY DILUTED LOSS PER SHARE                             $   (.29)        $   (.45)
                                                         ========         ========



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